Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of January, 2007, (the "Effective Date") between Environmental Energy Services, Inc., a Delaware corporation (the “Company”), and A. Leon Blaser (“Officer”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into an agreement for the Company’s employment of Officer on the terms and conditions contained in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Employment, Title and Responsibilities.  Subject to the terms and conditions of this Agreement, the Company hereby employs Officer, and Officer hereby accepts employment with the Company.    The Officer shall be employed as Chief Executive Officer for the Company.  The duties of the Officer shall include the performance of all of the duties typical of the office held by Officer as described in the bylaws of the Company and such other duties and projects typical of the office as may be assigned by the Board of Directors of the Company(the “Officer’s Services”).

2.

Term.  Officer’s employment pursuant to this Agreement will commence as of the Effective Date and will continue until December 31, 2010, unless terminated in accordance with Section 6.2 below (the period during which Officer is employed under this Agreement being herein referred to as the “Term”).  Unless terminated by either party upon notice to the other party within 30 days of the end of the term of this Agreement, this Agreement will automatically renew on a month-to-month basis.

3.

Time Commitment.  During the Term, Officer will devote Officer’s full business time, attention and energies to the diligent and faithful performance of Officer’s duties as an Officer of Company. The Officer will not, during the term of this Agreement directly or indirectly actively engage in any other business, either as Officer, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

4.

Compensation and Benefits.  In consideration of Officer’s services under this Agreement, Company will provide to Officer compensation and other benefits as set forth on Exhibit A attached hereto.

5.

Covenants of Officer.  Officer understands and acknowledges that the Company’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information

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regarding customer needs and other confidential information relating to the Company Business is of the utmost importance to the Company’s success, and Officer further acknowledges that Officer will develop and learn information in the course of Officer’s employment that would be useful in competing unfairly with the Company.  In light of these facts and in consideration of Officer’s employment with the Company and the Company’s agreement to compensate Officer on the terms set forth in Section 4 of this Agreement, Officer covenants and agrees with Company as follows:

5.1.

Confidential Information.  Officer shall use his best efforts to protect Confidential Information.  During and after association with Company, Officer will not use (other than for Company) or disclose any of Company’s Confidential Information.  “Confidential Information” means information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing.  Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential.  Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Officer’s employment with the Company is terminated (the “Termination Date”).  “Person” means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

5.2.

Return of Materials.  On the Termination Date or for any reason or at any time at Company’s request, Officer will deliver promptly to Company all materials, documents, plans, records, notes, or other papers and any copies in Officer’s possession or control relating in any way to Company’s Business, which at all times shall be the property of Company.

5.3.

Solicitation of Employees and Independent Contractors.  During Officer’s employment hereunder and for one (1) year after the Termination Date, Officer will not induce, solicit, or assist in the solicitation of, any Person employed or engaged by Company in any capacity (including without limitation as an employee or independent contractor), to terminate such employment or other engagement, whether or not such Person is employed or engaged pursuant to a contract with Company and whether or not such Person is employed or otherwise engaged at will.

5.4.

Post-Termination Competition.  During Officer’s employment hereunder, and for a period of two (2) years after the voluntary or involuntary termination of Officer’s employment with Company for any reason (with or without cause), Officer

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shall not directly or indirectly, either individually or through another entity in which Officer has an interest, own any interest in any oil and gas field in which the Company has an interest, including without limitation the Fayetteville Shale Operation. Notwithstanding the above, nothing contained herein shall be construed to prohibit Officer from owning either of record or beneficially not more than five percent (5%) of the shares or other equity interest of any Person that provided products or services competitive with the products or services sold by the Company.

5.5.

Disparagement.  Officer shall not at any time make false, misleading or disparaging statements about Company, including its products, services, management, Officers, and customers.

5.6.

Prior Agreements.  Officer warrants that Officer is not under any obligation, contractual or otherwise, limiting or affecting Officer’s ability or right to perform freely Services for Company.  Upon execution of this Agreement, Officer will give Company a copy of any agreement, or notify Company of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Officer’s ability or right to perform Services for Company, to solicit customers or potential customers, to solicit the Officers or independent contractors of a prior employer or other Person, or to use any type of information.

5.7.

Future Employment or Contractual Opportunities.  At any time before, and for one year after, the Termination Date, Officer shall provide any prospective employer with a copy of this Agreement, and upon accepting any employment with another Person, provide Company with the employer’s name and a description of the services Officer will provide.

5.8.

Work For Hire Acknowledgment; Assignment.  Officer acknowledges that work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Officer’s employment and part of Officer’s duties, responsibilities, or assignment.  Officer’s work on and contributions to the Works will be rendered and made by Officer for, at the instigation of, and under the overall direction of, Company, and all such work and contributions, together with the Works, are and at all times shall be regarded, as “work made for hire” as that term is used in the United States Copyright Laws.  Without limiting this acknowledgment, Officer assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  Officer will execute and deliver to Company, or its successors and assigns, any assignments and documents Company requests for the purpose of complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights in and to the Works, and Officer constitutes and appoints Company as its agent to execute and deliver any assignments or documents Officer fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

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5.9.

Inventions, Ideas and Patents.  Officer shall disclose promptly to Company, and only to Company, any invention or idea of Officer (developed alone or with others) conceived or made during Officer’s employment by Company or within six months of the Termination Date.  Officer assigns to Company any such invention or idea in any way connected with Officer’s employment or related to Company’s Business, its research or development, or demonstrably anticipated research or development and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect, and defend patents covering such inventions and ideas and to confirm Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Officer fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.  This constitutes written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Officer’s own time, unless (a) the invention relates (i) directly to Company’s Business, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Officer for Company.

5.10

Property of Company.  Officer acknowledges and agrees that all business Officer generates because of his affiliation with the Company is and shall be the sole property of the Company.  All receivables, premiums, commissions, fees and other compensation generated by the Officer’s services are the property of the Company.  The Officer is hereby prohibited from invoicing customers of the Company except with the express written consent of the Company.  All checks or bank drafts representing payment for goods or services sold or rendered by the Company are property of the Company, and all monies or other consideration in whatever form received by the Officer from a client or customer of the Company shall be tendered immediately to the Company

6.

Termination.

6.1.

Expiration of Term.  The employment relationship created by this Agreement shall exist until December 31, 2010.  After that period, this Agreement will automatically renew on a month-to-month basis unless it is terminated by either party for any reason whatsoever upon thirty (30) days’ notice.

6.2.

Termination For Cause.  Officer’s employment under this Agreement may be terminated by the Company immediately upon the occurrence of one of the following events, and if so terminated, the Company shall have no further liability to Officer whatsoever for compensation, benefits or damages other than those that have accrued prior to termination:

(a)

the commission of any act by Officer which, if prosecuted, would constitute a felony;

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(b)

any material act or omission involving malfeasance or negligence in the performance of employment duties which has a materially adverse effect on the Company and which has not been corrected in 30 days after written notice from the Company;

(c)

failure or refusal by Officer to comply with the policies of the Company contained in any Company Handbook or with the provisions of this Agreement if not cured within ten (10) days after the receipt of written notice from the Board of Directors;

(d)

Officer’s prolonged absence without the consent of the Company;

(e)

Officer’s gross neglect of his duties or willful insubordination to the Board of Directors or his superior officers;

(f)

the death of Officer;

(g)

If the Company terminates the officer for any other reason than those listed as items (a) through (h) of this section the Company will pay the officer two year’s salary as define at that time in Exhibit A as severance.  If they are terminated according to those items then no severance will be payable.

7.

Setoff.  All amounts due or payable to Officer by Company pursuant to this Agreement are subject to reduction and offset to the extent permitted by applicable law for any amounts due or payable to Company by Officer.

8.

No Conflicting Obligations.  Officer represents and warrants that Officer is not subject to any noncompetition agreement, nondisclosure agreement, employment agreement, or any other contract of any nature whatsoever, oral or written, with any Person other than Company, or any other obligation of any nature, which will or could cause a breach of or default in, or which is in any way inconsistent with, the terms and provisions of this Agreement.

9.

Board of Directors.  Upon execution of this Agreement, the Company agrees to appoint Officer to fill a vacant position on its board of directors, and to nominate Officer for election to its board of directors at all subsequent meetings of shareholders at which directors are to be elected as long as the Officer is employed by the Company hereunder.  Officer hereby agrees that the termination of Officer’s employment hereunder for any reason, whether by Officer or Company, shall also constitute and be deemed a voluntary resignation by the Officer of his/her position as a director of the Company.

10.

Miscellaneous.

10.1.

Agreement Binding.  This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns, and Officer and Officer’s heirs, executors, administrators and personal representatives.  This Agreement may not be

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assigned by Officer or by Company, except that Company may assign its rights under this Agreement without the written consent of Officer to any affiliate of Company or in connection with any transfer of Company or of all or any substantial part of the Company Business (and such assignment will not constitute a termination of Officer’s employment by Company for purposes of this Agreement) (“Permitted Assignment”); provided, however, that such affiliate or transferee will be obligated to perform this Agreement in accordance with its terms.  Company will be released from all of its obligations under this Agreement upon a Permitted Transfer.

10.2.

Entire Agreement.  This Agreement, including any attachments, contains the entire agreement between the parties with respect to employment of Officer by the Company and no statement, promise or inducement made by either party hereto, or any agent of either party, which is not contained in this Agreement, will be valid or binding; and this Agreement may not be enlarged, amended, modified or altered except in a writing signed by Company and Officer and specifically referencing this Agreement.  The provisions of this Agreement do not in any way limit or abridge any rights of Company or any affiliate under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws, all of which are in addition to and cumulative of the rights of Company under this Agreement.

10.3.

Provisions Severable.  If any provision or covenant of this Agreement is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which will remain in full force and effect.  If any covenant in Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Officer.

10.4.

Prior Agreements.  The terms and conditions of all prior agreements between the Company and Officer concerning the employment of Officer with the Company are hereby terminated and superseded by the terms and conditions of this Agreement.

10.5.

Remedies.  Officer acknowledges that if Officer breaches or threatens to breach Officer’s covenants and agreements in this Agreement, then Officer’s actions may cause irreparable harm and damage to Company which could not be adequately compensated in damages.  Accordingly, if Officer breaches or threatens to breach this Agreement, then Company will be entitled to injunctive relief, in addition to any other rights or remedies of Company under this Agreement or otherwise.  Officer will indemnify Company and its affiliates and hold them harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including reasonable

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attorneys’ fees, resulting from or relating to any breach by Officer of Officer’s representations, warranties, covenants and agreements under this Agreement.

10.5.

Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

10.6.

Notices.  All notices and other communications required or permitted to be given or made under this Agreement will be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient of this Agreement at such recipient’s address or facsimile number set forth below:

If to Company: Attn: Chief Operating Officer Environmental Energy Services, Inc. 3350 Americana Terrace, Suite 215 Boise, Idaho 83706____________________96	If to Officer: A. Leon Blaser 3785 Twilight Dr. Boise, ID 83703

Any such notice or communication will be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy of this Agreement to the recipient in accordance with this Section 10.6 on the date of such facsimile), or three days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above.  Any Person entitled to notice may change the address(es) or facsimile number(s) to which notices or other communications to such Person will be delivered, mailed or transmitted by giving notice of this Agreement to the parties hereto in the manner provided in this Agreement.

10.7.

Covenants Independent; Survival.

(a)

The covenants, agreements, representations, and warranties of Officer contained in this Agreement are separate and independent from the covenants, agreements, representations and warranties of Officer contained in any other agreement or document in favor of Company or any of its affiliates, and this Agreement will in no way affect or be affected by the scope or continuing validity of any such covenant, agreement, representation or warranty of Officer.

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(b)

Officer’s obligations pursuant to Sections 5 will survive the Termination Date and any termination of this Agreement.  Except as required by law or the express terms of any Officer benefit plan in which Officer participates, neither Officer nor Officer’s heirs, executors, administrators or personal representatives, will be entitled to any salary, bonus or other compensation or any benefits during or for any period after the Termination Date.

10.8.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.9.

Headings.  Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

10.10.

Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Officer will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

10.11.

Tax Consequences.  Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and Officer benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

10.12.

Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its principles of conflicts of law.

10.13.

Construction.  The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

10.14.

Obligations Contingent.  The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Officer’s performance of Officer’s obligations under this Agreement.  The duties, covenants and agreements of Officer under this Agreement, being personal, may not be delegated.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OFFICER:

Name:  A. Leon Blaser

ENVIRONMENTAL ENERGY SERVICES, INC.:

By:

Title:  President

Name:  Michael Thompson

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Exhibit A

Compensation and Bonus Terms

Initial Base Salary

$150,000 per year

It is understood that the month following first deliverable well production compensation will automatically move to $175,000 per year.  Base Salary has been pro rated 50% for time spent on other companies.  (300,000 initial and 350,000 after production)

Share Price Bonus

If the average stock price for any ten day period equals or exceeds $0.20 per share, adjusted for any forward or reverse stock splits, then the Officer will be paid a bonus equal to 1% of the Company’s outstanding Common Stock, not to exceed 5,000,000 shares, not including any shares issued or issuable under identical provisions in the employment agreements of other officers of the Company.  Officer shall be responsible for payment of employment taxes associated with the bonus.

The Officer shall not be entitled to the Share Price Bonus if he has previously received a Change of Control Bonus below.

Change of Control Bonus

In the event of a change of control of the Company, the Officer shall receive a bonus equal to 1% of the Company’s outstanding Common Stock, not including any shares issued or issuable under identical provisions in the employment agreements of other officers of the Company.  Officer shall be responsible for payment of employment taxes associated with the bonus.

A “change of control” shall occur if persons are elected by the vote of shareholders of the Company to fill a majority of the positions on the board of directors of the Company who were not nominated or approved by the existing board of directors prior to their election to the board.

The Officer shall not be entitled to the Change of Control Bonus if he has previously received a Share Price Bonus above.

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Officer Benefits

•

Health, dental, life, AD&D, and disability insurance to the extent provided to other officers of the Company

•

Three weeks of paid time off per year, to be used as sick leave, vacation or person time off at the discretion of Officer – any time not taken does not accumulate nor is cash paid in lieu of time not utilized

•

The ability to participate in the company’s 401(k) plan, or other retirement plans, to the extend provided to other officers of the Company

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Exhibit B

Waivers

It is hereby understood that Officer may have other businesses or consulting arrangements.  Section 3 of this contract is hereby waived.

It is hereby understood that Officer is already a member of board of directors so Section 9 of this contract is hereby waived.

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